Exhibit 99.2

NeoStem Completes Patient Enrollment in Phase 2 AMR-001 Trial for Prevention of Adverse Cardiovascular Events Following a Heart Attack
PreSERVE AMI Data Readout Expected in Third Quarter 2014
NEW YORK, Dec. 16, 2013 (GLOBE NEWSWIRE) -- NeoStem, Inc. (Nasdaq:NBS) ("NeoStem" or the "Company"), a leader in the emerging cellular therapy industry, today announced completion of enrollment in its PreSERVE AMI study. PreSERVE AMI is a randomized, double-blind placebo-controlled Phase 2 clinical trial testing NeoStem's lead product candidate, AMR-001, an autologous adult stem cell product for the treatment of patients with left ventricular dysfunction following acute ST segment elevation myocardial infarction (STEMI). With infusion of the target population of 160 patients complete, NeoStem expects data readout in the third quarter of 2014.
Dr. Jonathan-Sackner Bernstein, Vice President of Clinical Development, said, "With completion of enrollment, we are now closer to demonstrating the impact of AMR-001 in patients with left ventricular dysfunction after suffering a STEMI. We thank our patients, study coordinators, and investigators for their time and dedication to the study."
"With the timely achievement of full enrollment in this clinical trial we look forward to our clinical team applying the same successful tactics to the launch and execution of a planned Phase 2 study evaluating regulatory T cells for the treatment of type 1 diabetes and a planned Phase 1b/2a study in refractory asthma patients, both expected to launch in 2014," stated Dr. Douglas Losordo, Chief Medical Officer of NeoStem.
"NeoStem's cumulative manufacturing and clinical development experience gained over the past 15 years in collecting, storing, manufacturing and delivering viable, approved and experimental cell therapies for thousands of patients through its subsidiary Progenitor Cell Therapy, including that acquired through the manufacturing of Provenge®  for prostate cancer from Phase 1b through Phase 3b (FDA approved in 2010), collectively demonstrates the Company's ability to efficiently develop, manufacture and distribute multiple commercially viable applied cell therapies for ourselves and our clients," said Dr. Andrew Pecora, Director and Chief Visionary Officer of NeoStem.
"The completion of the enrollment of the PreSERVE AMI Phase 2 clinical trial in 60 medical centers across the United States to treat an acute heart attack (STEMI) with a patient's own adult stem cells derived from their bone marrow further validates our ability to progress logistically complex applied cell therapies through the development pipeline in acutely ill patients and is an infrastructure we will continue to utilize for our internal development," said Dr. Robin L. Smith, Chairman and CEO of NeoStem.

About STEMI
ST segment elevation myocardial infarction (STEMI) is the most dangerous type of myocardial infarction (or heart attack) and is determined by an electrocardiogram test. In the United States, there are more than 160,000 patients per year who suffer a STEMI, resulting from a sudden blockage of one of the arteries that supplies nutrient-rich blood to the heart muscle. STEMI patients are at a high risk of a progressive deterioration in heart muscle function that leads to arrhythmia, revascularization procedures, recurrent myocardial infarction, left ventricular dysfunction, congestive heart failure and premature death. Treatment of these patients post-heart attack represents a significant financial burden for many managed care programs. We expect this burden will increase as the "baby boomer" population ages and the annual number of STEMI likely increases. AMR-001, if approved, could provide a significant pharmacoeconomic benefit by preventing downstream cardiac adverse events.

About NeoStem, Inc.
NeoStem, Inc. is a leader in the emerging cellular therapy industry. Our business model includes the development of novel proprietary cell therapy products as well as operating a contract development and manufacturing organization providing services to others in the regenerative medicine industry. The combination of a therapeutic development business and revenue-generating service provider business provides the Company with capabilities for cost effective in-house product development and immediate revenue and cash flow generation.
For more information, please visit www.neostem.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the successful development of cellular therapies, including with respect to AMR-001 and regulatory T cells, the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry and the Company's ability to successfully grow its contract development and manufacturing business. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013 and in the Company's periodic filings with the SEC. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

CONTACT: Investor Contact:
LifeSci Advisors, LLC
Michael Rice
Founding Partner
Phone: +1-646-597-6979
Email: mrice@lifesciadvisors.com

Media Contact:
NeoStem, Inc.
Eric Powers
Manager of Communications and Marketing
Phone: +1-212-584-4173
Email: epowers@neostem.com